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                                                                   EXHIBIT 99.2

ECLIPSYS CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

DELRAY BEACH, FL -- JULY 26, 2000 -- Eclipsys Corporation(R) (NASDAQ: ECLP), the leading provider of end-to-end information solutions that enable healthcare organizations (HCOs) to balance and improve clinical, financial and satisfaction outcomes, today announced that its Board of Directors has adopted a Shareholder Rights Plan.

Under the Rights Plan, Eclipsys will distribute Rights to purchase shares of a new series of preferred stock as a dividend at the rate of one Right for each share of Eclipsys Common Stock held by shareholders of record as of the close of business on Aug. 9, 2000. The issuance of the Rights will not affect the company's reported financial condition or results of operations (including earnings per share).

The Rights Plan is designed to enable all Eclipsys shareholders to realize the full value of their investment and to provide for fair and equal treatment for all shareholders in the event that an unsolicited attempt is made to acquire Eclipsys. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

Under the Rights Plan, the Rights will initially trade together with the Eclipsys Common Stock and will not be exercisable. If a person or group other than General Atlantic Partners, LLC, acquires 15% or more of the outstanding shares of Eclipsys Common Stock, the Rights generally will become exercisable and allow the holder (other than the purchaser) to purchase shares of Eclipsys Common Stock at a 50% discount to the market price.

Additional details of the Rights Plan will be outlined in filings with the Securities and Exchange Commission.

ABOUT ECLIPSYS

Eclipsys Corporation (www.eclipsys.com) delivers end-to-end information solutions that enable healthcare enterprises to achieve balanced and improved clinical, financial and satisfaction outcomes. Solutions include its comprehensive, knowledge-based Sunrise software line; leading-edge integration solutions; application services provider (ASP) information-management solutions; business process reengineering; network design and implementation; and full IT outsourcing. In conjunction with its HEALTHvision affiliate (see www.healthvision.com), Eclipsys provides customized, locally branded Web-based solutions to healthcare delivery systems. Eclipsys has more than 1,400 customer organizations throughout the U.S. and in 17 other countries. For more information, contact Investor Relations at investor.relations@eclipsys.com or by calling (561) 266-2324.

Statements in this news release concerning future results, performance or expectations are forward-looking statements. Because such statements involve risks and uncertainties, actual results may differ materially


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from those expressed or implied by such forward-looking statements. These risks include those relating to uncertainties regarding future financial results and other risks described in the filings of Eclipsys with the Securities and Exchange Commission. Eclipsys and The Outcomes Company are registered trademarks and Sunrise is a trademark of Eclipsys Solutions Corp. Other product and company names in this news release are trademarks or registered trademarks of their respective companies.

         Contacts:
         Eclipsys:   Randy L. Thomas, Strategy and Market Development (media)
                     (561) 266-2348 - randy.thomas@eclipsys.com

                     Greg Wilson, CFO (investors)
                     (561) 266-2324 - investor.relations@eclipsys.com